Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS, 11TH FLOOR

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

March 31, 2015

Inventergy Global, Inc.

900 E. Hamilton Avenue #180

Campbell, CA 95008

Re: Registration Statement on Form S-3 (File No. 333-199647)

Ladies and Gentlemen:

We have acted as counsel to Inventergy Global, Inc., a Delaware corporation (the “Company”), in connection with (i) the above-captioned Registration Statement on Form S-3 and the prospectus contained therein (the “Registration Statement”), filed pursuant to the Securities Act of 1933 (the “Act”), as amended and (ii) the Prospectus Supplement to the Registration Statement (together with the prospectus contained in the Registration Statement, the “Prospectus”), relating to the issuance and sale by the Company under the Registration Statement of 4,673,914 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share. The Shares are covered by the Registration Statement and we understand that the Shares are to be offered and sold in the manner set forth in the Prospectus.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the General Corporation Law of the State of Delaware and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

March 31, 2015

We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, dated March 31, 2015, which is incorporated by reference in the Prospectus Supplement to the Registration Statement. We also consent to the reference of our firm under the caption “Experts” in the Prospectus Supplement and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act or the related rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP